PACIFIC FUNDS - PF Salomon Large-Cap Value Fund

Report Pursuant to Rule 10f-3

Comparable Securities
		Securities Purchased	(1)	(2)	(3)
(1)	Name of Issuer	Prudential Financial, Inc	Principal Financial Group, Inc	Anthem, Inc
(2)	Description of Security (name, coupon, maturity, subordination, common stock, etc.)	Common stock	Common stock	Common stock
(3)	Date of Purchase	12/12/01	N/A	N/A
(4)	Unit Price	$27.50	$18.50	$36.00
(5)	Current Yield	N/A	N/A	N/A
(6)	Yield to Maturity	N/A	N/A	N/A
(7)	Principal Amount of Total Offering	110,000,000 shares	100,000,000 shares	48,000,000 shares
(8)	Underwriting Spread	$0.74	$0.49	$1.00

PACIFIC FUNDS - PF Salomon Large-Cap Value Fund

Report Pursuant to Rule 10f-3

Comparable Securities
		Securities Purchased	(1)	(2)	(3)
(9)	Names of Underwriters (prospectus may be attached)	See Attached	See Attached	See Attached
(10)	Years of Continuous Operation	>3 years	>3 years	>3 years
(11)	Dollar Amount of Purchase	$27.50	$18.50	$36.00
12)	% of Offering Purchased by Fund	0.001%	N/A	N/A
(13)	% of Offering Purchased by Associated Funds	0.565%	N/A	N/A
(14)	Sum of (12) and (13)	0.566%	N/A	N/A
(15)	% of Fund Assets Applied to Purchase	0.008	N/A	N/A
(16)	Name(s) of Underwriter(s) or Dealer(s) from whom Purchased	Goldman Sachs	N/A	N/A
(17)	Is Portfolio Manager a Manager or Co-manager in Offering?	Co-manager	Co-manager	No

PACIFIC FUNDS - PF Salomon Large-Cap Value Fund

Report Pursuant to Rule 10f-3

Eligibility (check one): X Registered Public Offering Eligible Municipal Security

Eligible Foreign Offering Eligible Rule 144A Offering

Other fund purchasers having same investment adviser as Fund.

Check if the following conditions have been met (and discuss any exceptions):

X The securities were purchased (1) prior to the end of the first day on which any sales were made at a price that did not exceed the price paid by each other purchaser in the offering or any concurrent offering of the securities (excepting, in an Eligible Foreign Offering, rights required by law to be granted to existing security holders) and (2) on or before the fourth day before termination, if a rights offering.

X The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchase any of the securities.

X The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during a comparable period of time.

X Except for Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors).

In the case of Eligible Municipal Securities, the issuer has been rated investment grade by at least one NRSRO, provided that, if the issuer or entity supplying the funds from which the issue is to be paid has been in continuous operation for less than three years (including the operations of any predecessors) the securities must have been rated within the top three rating categories by an NRSRO.

X Percentage of offering purchased by Fund and other funds with same investment adviser did not exceed: (a) for Eligible Rule 144A offering, 25% of the total of (1) principal amount of offering of such class sold by underwriters to qualified institution buyers plus (2) principal amount of class in any concurrent public offering; (b) other securities, 25% of principal amount of offering of class.

X The Fund did not purchase the securities being offered directly or indirectly from an Affiliated Underwriter, /provided that a purchase from a syndicate manager shall not be deemed to be a purchase from an Affiliated Underwriter so long as (a) such Affiliated Underwriter did not benefit directly or indirectly from, the transaction, and, (b) in the case of Eligible Municipal Securities, the purchase was not designated as a group sale or otherwise allocated to the account of any Affiliated Underwriter.

Check below if written statements of issuer, syndicate manager, or underwriter or seller of securities were relied upon to determine:

the securities were sold in an Eligible Rule 144A Offering;

compliance with the first condition, above, regarding time and price.

Attach copy of written statement for each box checked.

The Portfolio Manager hereby certifies that the purchase of securities noted above under "Securities Purchased" complies with the Fund's Rule 10f-3 Procedures.

Date: 12/31/01 Signed: /S/ Jeffery S. Scott

Name: Jeffrey S. Scott

Title: Vice President and Compliance Mgr